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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): May 29, 2001




                       Williams Communications Group, Inc.
             (Exact name of registrant as specified in its charter)



         Delaware                  1-15343                    73-1462856
     (State or other           (Commission                (I.R.S. Employer
     jurisdiction of           File Number)               Identification No.)
     incorporation)



         One Williams Center, Tulsa, Oklahoma                    74172
         (Address of principal executive offices)              (Zip Code)




        Registrant's telephone number, including area code: 918-573-2000




                                 Not Applicable
          (Former name or former address, if changed since last report)


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Item 5.  Other Events.

         Williams Communications Group, Inc. (the "Registrant") has announced an agreement with America Movil, S.A. de C. V. ("America Movil") to sell its economic interest in ATL-Algar Telecom Leste, S.A. ("ATL"), a Brazilian wireless provider. Under terms of the agreement, America Movil has exercised an option to purchase the Registrant's remaining interest in ATL. The Registrant will receive US$300 million at closing, which is expected during the third quarter of 2001, with an additional US$100 million to be paid on May 15, 2002. The agreement had previously allowed Telecom Americas, a joint venture between America Movil, SBC Communications, Inc. and Bell Canada International Inc., to fund US$150 million on behalf of the Registrant for payment of the final concession payment. Through these two transactions totalling $550 million, the Registrant, upon closing, will have completely divested itself of its 50% ownership interest in ATL. Upon closing, the Registrant expects to record a financial net gain,which it will quantify once all factors relative to its basis are finalized. The proposed transaction is subject to the receipt of all necessary regulatory, third party, legal and other approvals.

Item 7. Financial Statements and Exhibits.

         The Registrant files the following exhibits as part of this report:

         Exhibit 99.1. Copy of the Registrant's press release, dated May 29, 2001, publicly announcing the items reported herein.

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WILLIAMS COMMUNICATIONS GROUP, INC.


                                             /s/ SHAWNA L. GEHRES
Date: May 30, 2001                      -------------------------------------
                                        Name:    Shawna L. Gehres
                                        Title:   Assistant Corporate Secretary